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Exhibit 10.12

EXECUTION VERSION

TERM LOAN AGREEMENT

Global Geophysical Services, Inc.

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

and

GUGGENHEIM CORPORATE FUNDING, LLC,
as Administrative Agent

Dated as of May 18, 2006

i

SCHEDULES:
1.2	Term Loan Commitments
3.4	Consents, Authorizations, Filings and Notices
3.15	Subsidiaries
3.17	Environmental Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
10.6(c)	Restricted Holders
EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E	Form of Legal Opinion
F	Form of Term Loan Note
G	Form of Borrowing Notice
H	Form of Warrant Agreement

TERM LOAN AGREEMENT

        THIS TERM LOAN AGREEMENT, dated as of May 18, 2006, is among Global Geophysical Services, Inc., a Delaware corporation qualified in Texas as GGS Seismic, Inc. ("Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), and GUGGENHEIM CORPORATE FUNDING, LLC, as administrative agent for such Lenders (in such capacity, the "Administrative Agent").

RECITAL

        Borrower, the Lenders and the Administrative Agent desire that this Term Loan Agreement be executed and delivered in order to provide for the terms upon which each of the Lenders will make term loans to Borrower and by which such term loans will be governed and repaid.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1    Defined Terms.    As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

        "Administrative Agent": as defined in the preamble hereto.

        "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

        "Agreement": this Term Loan Agreement, as amended, supplemented or otherwise modified from time to time.

        "Applicable Margin": From the Closing Date until December 31, 2006 the Applicable Margin for Eurodollar Term Loans is 5.75% and the Applicable Margin for Prime Rate Loans is 3.00%; from January 1, 2007 until the Maturity Date, the Applicable Margin shall be as follows:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Term Loans	Applicable Margin for Prime Rate Loans
>3.0	5.75%	3.0%
>2.5 and <3.0	4.75%	2.0%
>2.0 and <2.5	3.75%	1.0%
<2.0	2.75%	0.0%

        If the Consolidated Leverage Ratio has not been calculated and delivered to the Administrative Agent in accordance with Section 5 or is otherwise not able to be calculated in accordance with GAAP, the Applicable Margin shall be the highest rate set forth above.

        "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.5).

        "Assignee": as defined in Section 10.6(c).

        "Assignor": as defined in Section 10.6(c).

        "Bankruptcy Code": title 11, United States Code, as amended from time to time, or any subsequent legislation that amends, supplements or supercedes such statute.

        "Benefited Lender": as defined in Section 10.7.

        "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Borrower": as defined in the first paragraph of this Agreement.

        "Borrowing" means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Loans bearing interest at the LIBOR Rate, as to which a single Interest Period is in effect.

        "Borrowing Notice": a notice from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit G, delivered to the Administrative Agent.

        "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

        "Capital Lease Obligations": with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

        "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Change of Control": the occurrence of any of the following events: (a) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); (b) the Permitted Investors shall cease to own of record and beneficially an amount of common stock of Borrower equal to at least 50% of the amount of common stock of Borrower owned by the Permitted Investors of record and beneficially as of the Closing Date; (c) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding any of the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of Borrower measured by voting power; or (d) the board of directors of Borrower shall cease to consist of a majority of Continuing Directors.

        "Closing Date": May 18, 2006, or the first Business Day thereafter on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

        "Code": the United States Internal Revenue Code of 1986, as amended from time to time.

        "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

        "Commitment Termination Date" means December 29, 2006.

        "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Borrower and that is treated as a single employer under Section 414 of the Code.

        "Compliance Certificate": a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

        "Consolidated Current Ratio": of any Person for any period, the ratio of current assets to current liabilities of such Person excluding payments of principal of Indebtedness for borrowed money with original maturities of greater than one year.

        "Consolidated Debt Coverage Ratio": for any period, the ratio of (a) Consolidated Operating Cash Flow of Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of Borrower and its Subsidiaries for such period plus the principal payment due on the Term Loan, if any, at the end of such period.

        "Consolidated EBITDA": of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses, prepayment fees paid to existing lenders, and the arrangement fee payable pursuant to this Agreement (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets) and (c) any other non-cash income, all as determined on a consolidated basis; provided, that for purposes of calculating Consolidated EBITDA of Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person Disposed of by Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

        "Consolidated Interest Expense": of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) (other than Capital Expenditures paid for with proceeds of Term Loans).

        "Consolidated Leverage Ratio": for any period, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA of Borrower and its Subsidiaries for such period.

        "Consolidated Net Income": of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

        "Consolidated Operating Cash Flow": of any Person for any period, Consolidated EBITDA of such Person and its Subsidiaries for such period minus the aggregate amount actually paid by such Person and its Subsidiaries in cash during such period on account of Capital Expenditures, all as determined on a consolidated basis (other than Capital Expenditures paid for with proceeds of Term Loans).

        "Consolidated Net Worth" means, at any time, the consolidated stockholders' equity of Borrower and its Subsidiaries.

        "Consolidated Tangible Net Worth" means, at any time, the Consolidated Net Worth of Borrower and its Subsidiaries after deducting capitalized research and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, such other assets as are properly classified as "intangible assets" and loans to and receivables from shareholders or members.

        "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

        "Continuing Directors": the directors of Borrower on the Closing Date, and each other director of Borrower, if, in each case, such other director's nomination for election to the board of directors of Borrower is recommended by at least 66 2/3% of the then Continuing Directors or such other director receives the vote of a majority of the Permitted Investors in his or her election by the shareholders of Borrower.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

        "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

        "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "Derivatives Counterparty": as defined in Section 6.6.

        "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

        "Domestic Subsidiary": a Subsidiary organized under the laws of a state of the United States.

        "Dollars" and "$": lawful currency of the United States of America.

        "Eligible Assignee": (a) a Lender or an Affiliate, Related Fund or Control Investment Affiliate of any Lender, (b) a commercial bank, (c) a finance company, insurance company, financial institution or fund, in each case regularly engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit, or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof.

        "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

        "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.

        "Event of Default": is defined in Section 7.

        "First Tier Foreign Subsidiary" or "FTFS": a Foreign Subsidiary, the Capital Stock of which is wholly owned directly by a Loan Party.

        "Foreign Subsidiary": a Subsidiary that is not a Domestic Subsidiary.

        "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

        "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

        "Hedge Agreements": all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

        "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements.

        "Indemnified Liabilities": as defined in Section 10.5.

        "Indemnified Taxes" means Non-Excluded Taxes and Other Taxes.

        "Indemnitee": as defined in Section 10.5.

        "Initial Lender": Orpheus Holdings LLC, in its capacity as a Lender, together with any Affiliate, Related Fund or Control Investment Affiliate thereof that from time to time becomes a Lender hereunder by execution of an Assignment and Acceptance pursuant to Section 10.6(c).

        "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

        "Insolvent": pertaining to a condition of Insolvency.

        "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

        "Interest Payment Date": (a) the last day of each calendar month to occur while the Term Loans are outstanding, commencing June 30, 2006 and continuing through the Maturity Date, (b) the date of any repayment or prepayment made in respect of the Term Loans and (c) the last day of any Interest Period.

        "Interest Period" means with respect to any Eurodollar Term Loan, the period commencing on the date of such Term Loan and ending on the numerically corresponding day in the calendar month that is one or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investments": as defined in Section 6.8.

        "IPO" means an issuance of Capital Stock that is subject to registration with the SEC.

        "Lenders": as defined in the preamble hereto.

        "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "LIBOR" means, with respect to any Term Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of the Dow Jones Market Service, or any successor to or substitute for the Dow Jones Market Service, providing rate quotations comparable to those currently provided on such page of such Dow Jones Market Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Term Loan for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "LIBOR Rate" means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to i) LIBOR for such Interest Period multiplied by ii) the Statutory Reserve Rate.

        "Loan Documents": this Agreement, the Security Documents, the Term Loan Notes, the Warrant Agreement dated the date hereof between Borrower and the Administrative Agent, the Fee Letter dated the date hereof between the Borrower and the Administrative Agent, each other agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing, and any amendment, restatement, extension, waiver or modification of any of the foregoing.

        "Loan Parties": Borrower and each Subsidiary of Borrower that is a party to a Loan Document.

        "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

        "Material Environmental Amount": an amount or amounts payable by Borrower and/or any of its Subsidiaries, in the aggregate in excess of $100,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

        "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

        "Maturity Date": May 18, 2009.

        "Moody's": Moody's Investors Service, Inc.

        "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, brokerage fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

        "Non-Excluded Taxes": as defined in Section 2.11(a).

        "Non-U.S. Lender": as defined in Section 2.11(d).

        "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by Borrower pursuant hereto) or otherwise.

        "Officer Event": the chief executive officer or an officer with similar responsibilities, dies or is incapacitated, or whose employment is terminated for any reason, or for any reason ceases to perform his or her duties in such capacity.

        "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "Participant": as defined in Section 10.6(b).

        "Payment Office": as to any Lender or the Administrative Agent, the office specified from time to time by such Lender or the Administrative Agent, as the case may be, as its payment office by notice to Borrower and, in the case of a Lender's Payment Office, the Administrative Agent.

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

        "Permitted Investors": is Borrower's shareholders of record as of the date of this Agreement.

        "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prime Rate": with respect to any period commencing on any Interest Payment Date (or, with respect to the period prior to the first Interest Payment Date, the Closing Date) and ending on the day immediately before the Interest Payment Date immediately following such date, the prime rate of interest specified under the Bloomberg reference identified as "PRIMBB Index" on the date that is two Business Days prior to the first day of such period; provided, however, that if such rate is not available, "Prime Rate" shall mean such rate of interest as is publicly announced by Citibank, N.A. in New York, New York on such day as its prime or base rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

        "Prime Rate Loan": a Term Loan that bears interest at the Prime Rate.

        "Pro Forma Balance Sheet": as defined in Section 3.1(a).

        "Projections": as defined in Section 5.2(c).

        "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

        "Quarterly Principal Payment": defined in Section 2.1(b).

        "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Borrower or any of its Subsidiaries.

        "Register": as defined in Section 10.6(d).

        "Regulation H": Regulation H of the Board as in effect from time to time.

        "Regulation U": Regulation U of the Board as in effect from time to time.

        "Related Fund": with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

        "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

        "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

        "Required Lenders": at any time the holders of more than 50% of the sum of the aggregate principal amount of Term Loans then outstanding, including, at any time when it is a Lender hereunder, the Initial Lender.

        "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Responsible Officer": the chief executive officer, president or chief financial officer of Borrower, but in any event, with respect to financial matters, the chief financial officer of Borrower.

        "Restricted Payments": as defined in Section 6.6.

        "Revolver": a revolving-credit facility secured by Borrower's accounts receivable on terms, which is subject to an intercreditor agreement, in each case in form and substance agreeable to such lender and the Administrative Agent.

        "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

        "Secured Parties": as defined in the Guarantee and Collateral Agreement.

        "Security Documents": the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

        "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

        "S&P": Standard & Poor's Rating Services.

        "Statutory Reserve Rate": a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

        "Subsidiary Guarantor": each Subsidiary of Borrower party to the Guarantee and Collateral Agreement.

        "Term Loan": as defined in Section 2.1(a).

        "Term Loan Commitment": as to any Lender, the obligation of such Lender to make Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1.2 hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments is $60,000,000.

        "Term Loan Note": as defined in Section 2.3(e).

        "Term Loan Percentage": as to any Lender at any time, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes the amount of the aggregate principal amount of all Term Loans then outstanding.

        "Transferee": as defined in Section 10.15.

        "Type": when used in reference to any Term Loan, refers to whether the rate of interest on such Term Loan is determined by reference to the Prime Rate or the LIBOR Rate.

        "UCC": the Uniform Commercial Code as in effect from time to time in the State of New York.

        1.2    Other Definitional Provisions.    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

        (b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c)   The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (e)   All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

        2.1    Term Loan Commitments.    (a) Subject to the terms and conditions hereof, each Lender severally agrees to make to Borrower term loans (each, a "Term Loan") from the Closing Date until the Commitment Termination Date in an aggregate principal amount not to exceed such Lender's Term Loan Percentage of the Term Loan Commitment.

        (b)   Borrower shall pay the Quarterly Principal Payment on the last Business Day of each calendar quarter starting with the quarter ended September 30, 2007 and ending with the quarter ended June 30, 2009. The "Quarterly Principal Payment" is an amount equal to 1/12 of the amount of the outstanding principal balance of the Term Loans as of the Commitment Termination Date. All remaining Obligations must be repaid on the Maturity Date.

        2.2    Procedure for Term Loan Borrowing and Interest Selection.    (a) Borrower may deliver to the Administrative Agent a Borrowing Notice which (i) for a Prime Rate Loan, must be received by the Administrative Agent prior to 10:00 A.M., New York City time, two Business Days prior to the anticipated Borrowing and (ii) for a Eurodollar Loan, must be received three Business Days prior to the anticipated Borrowing, in each case requesting that the Lenders make Term Loans in the aggregate amount set forth in the Borrowing Notice, provided that the amount of outstanding Term Loans, after giving effect to the proposed Term Loans, do not exceed the Term Loan Commitments. Upon receipt of such Borrowing Notice from Borrower, the Administrative Agent shall promptly notify each Lender thereof. If all conditions to the funding of the Term Loans have been satisfied or waived as of the Closing Date, each Lender will make its Term Loan Percentage of the amount of the Term Loans available to Borrower at an account designated by Borrower in such Borrowing Notice prior to 12:00 Noon, New York City time, on the date set forth in the Borrowing Notice in immediately available funds.

        (b)   At the commencement of each Interest Period for any Term Loans bearing interest at the LIBOR Rate, such Term Loans shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Interest Periods relating to Term Loans outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        (c)   To make an interest election, the Borrower shall deliver a Borrowing Notice by the time that a Borrowing Notice would be required if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date as set forth in such Borrowing Notice.

        2.3    Repayment of Term Loans; Evidence of Debt.    (a) Borrower hereby unconditionally promises to pay to each Lender, on each date that a principal installment is due and payable pursuant to Section 2.1 above, such Lender's share of the principal installment due and payable as set forth in Section 2.1 above on that date (or at such earlier date on which all or any portion of the Term Loans become due and payable pursuant to Section 7). Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (c)   The Administrative Agent, on behalf of Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Term Loan Note evidencing such Term Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by each Lender hereunder from Borrower.

        (d)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Term Loans made to Borrower by such Lender in accordance with the terms of this Agreement.

        (e)   Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will promptly execute and deliver to such Lender a promissory note of Borrower evidencing any Term Loans of such Lender, substantially in the form of Exhibit F (a "Term Loan Note"), with appropriate insertions as to date and principal amount.

        2.4    Fees.    Borrower agrees to pay directly or reimburse Administrative Agent for all out of pocket costs in connection with this Agreement, including but not limited to legal costs and the costs for searches, appraisal fees, legal fees and other fees, which are estimated to be less than $50,000. The Borrower agrees to pay a commitment fee equal to 0.5% per annum times the difference, if any, between the Term Loans and the Term Loan Commitment, starting October 1, 2006 until December 31,

2006, payable in arrears on the last Business Day of October, November and December (calculated as the average daily difference during such month).

        2.5    Optional Prepayments.    (a) Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least one Business Day prior thereto, which notice shall specify the date and amount of such prepayment, as set forth in Section 2.5(b). Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts payable under Section 2.6 or Section 9. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

        (b)   Optional prepayments made prior to the first anniversary of the Closing Date must be accompanied by a prepayment premium equal to 2% of the principal amount of such prepayment unless the prepayment is made with the proceeds of an IPO. Any prepayment of the Term Loans upon the refinancing thereof (with proceeds of Indebtedness) or upon the occurrence of a Change of Control shall be deemed to be an optional prepayment.

        2.6    Mandatory Prepayments.    (a) If any Capital Stock shall be issued, or Indebtedness incurred, by Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.2 of this Agreement), then on the date of such issuance or incurrence, the Term Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence; provided that the first $10,000,000 of Net Cash Proceeds from the issuance of Capital Stock that is not an IPO shall not be subject to the prepayment requirement, but Net Cash Proceeds from the issuance of Capital Stock in excess of such amount will be subject to such prepayment requirement and all Net Cash Proceeds from an IPO shall be subject to such prepayment requirement. The provisions of this Section do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement, or a consent to the incurrence of any Indebtedness by Borrower or any of its Subsidiaries.

        (b)   If on any date Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (but only if and to the extent such Net Cash Proceeds from such Recovery Event are not used for the repair or replacement of such asset so damaged or destroyed within 180 days of such damage or destruction), which when aggregated with all such other Net Cash Proceeds exceed $100,000, then, on the date of receipt by Borrower of such Net Cash Proceeds, the Term Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds in excess of $100,000. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.

        (c)   Each such mandatory prepayment due before the first anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 2% of the principal amount of such prepayment unless such prepayment is made with the proceeds of an IPO or because of a Recovery Event.

        2.7    Interest Rates and Payment Dates.    (a) Each Term Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Prime Rate or the LIBOR Rate, as the case may be, in effect for such day plus the Applicable Margin in effect for such day.

        (b)   Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Term Loans and the amount of all other Obligations then due and payable shall bear interest at a rate per annum that is equal to (i) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum and (ii) in the case of all other Obligations, the rate described in Section 2.7(a) applicable to Term Loans plus 2% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).

        (c)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand or, if no demand is made, on each Interest Payment Date.

        (d)   Notwithstanding anything to the contrary set forth in this Section 2.7, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lenders is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner provided in this Section, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lenders pursuant to the terms hereof exceed the amount which the Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the provisions of this Section 2.7(d), a court of competent jurisdiction shall finally determine that the Lenders have received interest hereunder in excess of the Maximum Lawful Rate, the Lenders shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

        (e)   Each Borrowing initially shall be of the Type specified in the applicable Borrowing Notice and, in the case of a Term Loan bearing interest at the LIBOR Rate, shall have an initial Interest Period as specified in the Borrowing Notice delivered to the Administrative Agent. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Loan bearing interest at the LIBOR Rate, may elect Interest Periods therefor, as provided in Borrowing Notices delivered to the Administrative Agent from time to time. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

        2.8    Computation of Interest and Fees.    (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on a Term Loan resulting from a change in the LIBOR Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower, deliver to Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

        2.9    Pro Rata Treatment and Payments.    (a) Each borrowing by Borrower from the Lenders hereunder shall be made pro rata according to the respective Term Loan Percentages of the relevant Lenders.

        (b)   Each payment (including each prepayment) by Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders.

        (c)   Each payment of the Term Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

        (d)   All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the applicable Lender or the Administrative Agent, as the case may be, at the Payment Office for such Lender or the Administrative Agent, in Dollars and in immediately available funds. Any payment made by Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

        2.10    Requirements of Law.    (a) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such entity's capital as a consequence of its obligations hereunder to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such entity's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrower (with a copy to the Administrative Agent) of a written request therefor, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such entity for such reduction.

        (b)   A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

        (c)   Notwithstanding anything in this Agreement to the contrary, the Lenders shall not be entitled to compensation under Section 2.10 or Section 2.11 for any amounts incurred or accruing more than 180 days prior to the giving of notice by the applicable Lender to Borrower of additional costs of the type described in such Sections.

        (d)   Any Lender claiming any additional amounts payable pursuant to Section 2.10 or Section 2.11 shall, at the request of Borrower, use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

        2.11    Taxes.    (a) All payments made by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

        (b)   In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

        (d)   Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement in a form satisfactory to the Administrative Agent and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        (e)   A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

SECTION 3. REPRESENTATIONS AND WARRANTIES

        To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

        3.1    Financial Condition.    (a) The consolidated pro forma balance sheet of Borrower and its consolidated Subsidiaries as at March 31, 2006 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Term Loans to be made and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

        (b)   The audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from UHY Mann Frankfurt, Stein & Lipp LLP, present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof, there has been no Disposition by Borrower and its Subsidiaries of any material part of its business or Property, except as previously disclosed to the Administrative Agent.

        3.2    No Change.    Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

        3.3    Corporate Existence; Compliance with Law.    Borrower and its Subsidiaries (a) are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) have the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) are duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) are in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        3.4    Corporate Power; Authorization; Enforceable Obligations.    Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (unless otherwise indicated on Schedule 3.4) and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        3.5    No Legal Bar.    The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

        3.6    No Material Litigation.    No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, any of the transactions contemplated hereby or thereby, or the ranking and seniority of their respective obligations thereunder, or (b) that could reasonably be expected to have a Material Adverse Effect.

        3.7    No Default.    Neither Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        3.8    Ownership of Property; Liens.    Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.3.

        3.9    Intellectual Property.    Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower know of any valid basis for any such claim. The use of Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

        3.10    Taxes.    Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

        3.11    Federal Regulations.    No part of the proceeds of any Term Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

        3.12    Labor Matters.    There are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to the knowledge of Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower or the relevant Subsidiary.

        3.13    ERISA.    Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

        3.14    Investment Company Act; Other Regulations.    No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

        3.15    Subsidiaries.    (a) The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of Borrower at the date hereof. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

        (b)   Except as listed on Schedule 3.15 and the Warrants, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of Borrower or any Subsidiary.

        3.16    Use of Proceeds.    The proceeds of the Term Loans shall be used to re-finance all of Borrower's existing bank indebtedness other than indebtedness outstanding under the Revolver, to fund the acquisition of equipment, to provide cash for working capital purposes and pay fees and expenses in connection with this Agreement.

        3.17    Environmental Matters.    Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount and except as set forth on Schedule 3.17:

        (a)   Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

        (b)   Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned or leased under a Capitalized Lease or operated by Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to Borrower or any of its Subsidiaries, or (ii) interfere with Borrower's or any of its Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased under a Capitalized Lease by Borrower or any of its Subsidiaries.

        (c)   There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which Borrower or any of its Subsidiaries is, or to the knowledge of Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened.

        (d)   Neither Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal

Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

        (e)   Neither Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

        (f)    Neither Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, under any known Environmental Law or with respect to any Material of Environmental Concern.

        3.18    Accuracy of Information, etc.    No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

        3.19    Security Documents.    The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such pledged stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement (which financing statements have been duly completed and delivered to and authorized to be filed by the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than pledged stock, Liens permitted by Section 6.3).

        3.20    Solvency.    After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Indebtedness of the Borrower and the Guarantors on a consolidated basis, as the Indebtedness becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Indebtedness beyond its ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

SECTION 4. CONDITIONS PRECEDENT

        4.1    Conditions to the Term Loans.    The agreement of each Lender to make the Term Loans requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such Term Loans on the Closing Date, of the following conditions precedent:

        (a)   Loan Documents.    The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Borrower and the Initial Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Borrower and each Subsidiary Guarantor, and (iii) a Term Loan Note issued to the Initial Lender, executed and delivered by a duly authorized officer of Borrower.

        (b)   Other Indebtedness.    Any existing indebtedness of Borrower required by the Administrative Agent to be repaid shall be simultaneously repaid in full.

        (c)   Pro Forma Balance Sheet; Financial Statements.    The Initial Lender shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ending December 31, 2005, and (iii) unaudited interim consolidated financial statements of Borrower and its Subsidiaries for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available.

        (d)   Approvals.    All governmental and third party approvals (including landlords' and other consents) necessary in connection with the continuing operations of Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

        (e)   Related Agreements.    The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

        (f)    Termination of Existing Credit Agreement.    The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, except for the Revolver, any agreement governing Borrower's existing bank indebtedness shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

        (g)   Fees.    The Initial Lender and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Initial Lender and the Administrative Agent), on or before the Closing Date pursuant to the Loan Documents. All such amounts will be paid with proceeds of Term Loans made on the Closing Date and will be reflected in the Funds Flow and Direction Letter given by Borrower to the Administrative Agent on or before the Closing Date.

        (h)   Closing Date Projections.    The Initial Lender shall have received satisfactory financial projections (the "Closing Date Projections") for the period from the Closing Date through the Maturity Date, which shall contain Borrower's anticipated balance sheets, income statements and cash flow statements in form and substance satisfactory to the Initial Lender.

        (i)    Lien Searches.    The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.3.

        (j)    Closing Certificate.    The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

        (k)   Legal Opinions.    The Administrative Agent shall have received a legal opinion of Craig M Murrin, Esq., counsel to Borrower and its Subsidiaries, covering the matters set forth in the form of legal opinion in the form of Exhibit E. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

        (l)    Pledged Stock; Stock Powers; Pledged Notes.    The Administrative Agent shall have received (i) the certificates representing the shares of any and all Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (which in the case of the First Tier Foreign Subsidiaries, shall be limited to 65% of such Capital Stock), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

        (m)  Cash Management.    The Administrative Agent shall have received evidence that, as of the Closing Date, the procedures with respect to cash management required by the Security Documents have been established and are currently being maintained by each Loan Party, together with all lockbox agreements and account control agreements (if any are required by the Administrative Agent) duly executed by such Loan Party and the other parties thereto in connection therewith.

        (n)   Filings, Registrations and Recordings.    Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3 for Collateral other than Capital Stock), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

        (o)   Insurance.    The Administrative Agent shall have received insurance certificates satisfying the requirements of the Guarantee and Collateral Agreement.

        (p)   No Material Adverse Effect.    The Administrative Agent and the Initial Lender shall be satisfied that, prior to the Closing Date, there has not occurred (i) any Material Adverse Change since December 31, 2005 or (ii) a material disruption of or material adverse change in the financial, banking or capital markets.

        (q)   Full Disclosure.    The Administrative Agent and the Initial Lender not becoming aware prior to the Closing Date of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Closing Date Projections) affecting Borrower and its

Subsidiaries or the transactions contemplated hereby that in their judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to them by the Borrower prior to the Closing Date.

        (r)   Representations and Warranties.    Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, unless such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

        (s)   No Default.    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

        (t)    Appraisal.    An appraisal of the assets of the Loan Parties rendered by a third-party firm acceptable to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

        (u)   Borrowing Request.    A Borrowing Request with supporting documentation in form, substance and detail satisfactory to the Administrative Agent in its sole discretion describing the proposed use of the Term Loans requested, including, without limitation, if the proposed Term Loan is for equipment or crews for a project, indicative bids from the vendors of such equipment, and a written plan or budget for such project.

        (v)   Warrant Agreement and Fee Letter.    A Warrant Agreement and Fee Letter in form and substance satisfactory to the Administrative Agent.

        (w)  Key Man Insurance.    Certificates showing the issuance of Key Man insurance policies pursuant to Section 5.5(c).

SECTION 5. AFFIRMATIVE COVENANTS

        Borrower hereby agrees that, so long as the Term Loan Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder, Borrower shall and shall cause each of its Subsidiaries to:

        5.1    Financial Statements.    Furnish to the Administrative Agent and each Lender:

        (a)   as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by UHY Mann, Frankfurt, Stein & Lipp LLP or other independent certified public accountants of nationally recognized standing; and

        (b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Borrower, the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        5.2    Certificates; Other Information.    Furnish to the Administrative Agent and each Lender:

        (a)   concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

        (b)   concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate (x) stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) containing all information and calculations necessary for determining compliance by Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal month, fiscal quarter or fiscal year of Borrower, as the case may be, (ii) in the case of quarterly or annual financial statements, (x) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (x) (or, in the case of the first such list so delivered, since the Closing Date) and (y) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith and (iii) in the case of annual financial statements, an appraisal of the Borrower's assets performed by an independent, third-party firm and in form and substance acceptable to the Administrative Agent;

        (c)   as soon as available, and in any event no later than 15 days prior to the end of each fiscal year of Borrower, a detailed consolidated monthly budget for the following fiscal year (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), and copies of all budgets and financial projections provided to the Board of Directors of Borrower, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections") it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

        (d)   within 30 days after the end of each calendar month, a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries for such calendar month and for the period from the beginning of the then current fiscal year to the end of such calendar month, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

        (e)   within 10 days after the end of each calendar month, (i) a report showing the projected usage of any and all seismic crews owned or operated by Borrower or any of its Subsidiaries for the ensuing three calendar months (ii) backlog updates and a summary of the location of each seismic crew and the status of each ongoing project for such crews;

        (f)    within five days after the same are sent, copies of all financial statements and reports that Borrower sends to the holders of any class of its equity securities and, within five days after the same are filed, copies of all financial statements and reports that Borrower may make to, or file with, any applicable governmental authority;

        (g)   as soon as possible and in any event within three Business Days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by Borrower and its Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, Borrower; and

        (h)   promptly, such additional financial and other information as any Lender may from time to time reasonably request.

        5.3    Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or its Subsidiaries, as the case may be.

        5.4    Conduct of Business and Maintenance of Existence, etc.    (a) Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        5.5    Maintenance of Property; Insurance    (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) maintain Key Man Insurance for the chief executive officer with the Administrative Agent and the Lenders named as loss payees with limits and scope of coverage acceptable to the Administrative Agent in its sole discretion.

        5.6    Inspection of Property; Books and Records; Discussions    (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and, if no Event of Default has occurred and is continuing, upon three Business Days notice, in order to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and its Subsidiaries and with its independent certified public accountants.

        5.7    Notices.    Promptly give notice to the Administrative Agent and each Lender of:

        (a)   the occurrence of any Default or Event of Default;

        (b)   any (i) default or event of default under any material Contractual Obligation of Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

        (c)   any litigation or proceeding affecting Borrower or any of its Subsidiaries in which the amount involved is $100,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

        (d)   the following events, as soon as possible and in any event within 10 days after Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

        (e)   any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

        (f)    Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower or the relevant Subsidiary proposes to take with respect thereto.

        5.8    Environmental Laws, etc.    (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

        (b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

        5.9    Additional Collateral, etc.    (a) With respect to any Property acquired after the Closing Date by Borrower or any of its Domestic Subsidiaries (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section, and (y) any Property subject to a Lien expressly permitted by Section 6.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

        (b)   With respect to any fee interest in any real property acquired after the Closing Date by Borrower or any of its Domestic Subsidiaries (other than any such real property subject to a Lien expressly permitted by Section 6.3(g)), promptly (i) execute and deliver a first priority mortgage or deed of trust in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property and in form and substance satisfactory to the Administrative Agent, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative

Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        (c)   With respect to any new Domestic Subsidiary or First Tier Foreign Subsidiary created or acquired after the Closing Date by Borrower or any of its Domestic Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Domestic Subsidiary or First Tier Foreign Subsidiary as the case may be, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Borrower or such Domestic Subsidiary, as the case may be, (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Domestic Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Each existing Domestic Subsidiary or First Tier Foreign Subsidiary must be a party to the Guaranty and Collateral Agreement except Global Geophysical Services Nigeria Limited, but only so long as such entity has no assets and no liabilities.

        (d)   To the extent Borrower possesses or, after the Closing Date, obtains any environmental insurance, Borrower shall name or cause to be named the Administrative Agent as an additional insured to each such policy.

        (e)   Borrower must give written notice promptly, or in any case within 5 days, of the creation of any additional Foreign Subsidiary, together with information concerning the business, assets or finances of such Foreign Subsidiary as the Administrative Agent may reasonably request.

        5.10    Further Assurances.    From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 6. NEGATIVE COVENANTS

        Borrower hereby agrees that, so long as the Term Loan Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

        6.1    Financial Condition Covenants.

        (a)   Maximum Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio of Borrower and its Subsidiaries as at the last day of any period of four consecutive fiscal quarters of Borrower (or, if less, the number of full fiscal quarters subsequent to December 31, 2005 on an annualized basis) ending with any fiscal quarter set forth below to be more than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Maximum Consolidated Leverage Ratio
June 30, 2006	3.5x
September 30, 2006	3.5x
December 31, 2006	3.5x
March 31, 2007	3.0x
June 30, 2007	3.0x
September 30, 2007	2.5x
December 31, 2007	2.5x
March 31, 2008	2.0x
June 30, 2008	2.0x
September 30, 2008	1.5x
December 31, 2008	1.5x
March 31, 2009	1.0x
June 30, 2009	1.0x

        (b)   Minimum Consolidated Debt Coverage Ratio.    Permit the Consolidated Debt Coverage Ratio for any period of four consecutive fiscal quarters of Borrower (or, if less, the number of full fiscal quarters subsequent to December 31, 2005 on an annualized basis) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Minimum Consolidated Debt Coverage Ratio
June 30, 2006	2.5x
September 30, 2006	2.5x
December 31, 2006	2.5x
March 31, 2007	2.5x
June 30, 2007	2.5x
September 30, 2007	2.5x
December 31, 2007	2.5x
March 31, 2008	2.5x
June 30, 2008	2.5x
September 30, 2008	2.5x
December 31, 2008	2.5x
March 31, 2009	2.5x
June 30, 2009	2.5x

        (c)   Minimum Consolidated Tangible Net Worth.    Permit Consolidated Tangible Net Worth to be less than (a) 85% of Consolidated Net Worth as of December 31, 2005, plus (b) 85% of Consolidated

Net Income, if positive, after provision for taxes, for each whole or partial fiscal year completed after December 31, 2005.

        (d)   Minimum Current Ratio.    Permit Consolidated Current Ratio as of the last day of fiscal quarter of Borrower to be less than 1.0 to 1.0.

        6.2    Limitation on Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness, except:

        (a)   Indebtedness of any Loan Party pursuant to any Loan Document;

        (b)   Indebtedness among the Loan Parties;

        (c)   Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

        (d)   Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and under the Revolver, if any; and

        (e)   Indebtedness in respect of the purchase of land (and secured by such land) and construction of a headquarters facility in which Borrower leases or owns and controls substantially all usable space, not to exceed $6,600,000 in the aggregate;

        (f)    Guarantee Obligations made in the ordinary course of business by Borrower or any of its Subsidiaries of obligations of Borrower or any Subsidiary Guarantor;

        (g)   Unsecured Indebtedness for insurance premiums in an amount not to exceed $1,500,000 in the aggregate, consistent with past practices; and

        (h)   Indebtedness owed to the Borrower by Global Geophysical Services Ltd. or any other Subsidiary approved by the Administrative Agent, such approval not to be unreasonably withheld, that are not Subsidiary Guarantors, in aggregate less than $300,000, if evidenced by a note in form and substance satisfactory to the Administrative Agent, which is endorsed in blank and delivered to Administrative Agent, if such Indebtedness is created by the transfer of cash to such Subsidiary with the prior written consent of Administrative Agent for each such transfer; and

        (i)    Indebtedness of Foreign Subsidiaries under leases of equipment from Borrower as lessor to a Foreign Subsidiary as lessee in the ordinary course of business and not otherwise prohibited by the terms of this Agreement including but not limited to Sections 6.10 and 6.11.

        6.3    Limitation on Liens.    Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

        (a)   Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

        (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

        (c)   pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

        (d)   deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (e)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

        (f)    Liens securing Indebtedness of Borrower or any other Loan Party incurred pursuant to Section 6.2(d) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

        (g)   Liens created pursuant to the Security Documents;

        (h)   any interest or title of a lessor under any lease entered into by Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

        (i)    Liens on the accounts receivable of the Borrower pursuant to the Revolver or to any other secured credit agreement in form and substance satisfactory to the Administrative Agent and with the prior written consent of the Administrative Agent; and

        (j)    The encumbrances contemplated by Section 6.2(e).

        6.4    Limitation on Fundamental Changes.    Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

        (a)   any Loan Party may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and Borrower shall comply with Section 5.9 in connection therewith); and

        (b)   any Subsidiary of Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Subsidiary Guarantor.

        6.5    Limitation on Disposition of Property.    Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

        (a)   the Disposition of obsolete or worn out property in the ordinary course of business;

        (b)   the sale of inventory in the ordinary course of business;

        (c)   Dispositions permitted by Section 6.4(b);

        (d)   the sale or issuance of any Subsidiary's Capital Stock to Borrower or any Subsidiary Guarantor; and

        (e)   any Recovery Event, provided, that the requirements of Section 2.6(b) are complied with in connection therewith.

        6.6    Limitation on Restricted Payments.    Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock

(collectively, "Restricted Payments"), except that any Subsidiary may make Restricted Payments to Borrower or any Subsidiary Guarantor.

        6.7    Limitation on Capital Expenditures.    Make or commit to make any Capital Expenditure, except Capital Expenditures of Borrower and its Subsidiary Guarantors in the ordinary course of business during each of the fiscal years set forth below not exceeding the amount set forth below opposite such fiscal year:

Fiscal Year Ended	Maximum Capital Expenditures
2006	$80,000,000
2007	$10,000,000
2008	$5,000,000
2009	$5,000,000

        6.8    Limitation on Investments.    Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

        (a)   extensions of trade credit in the ordinary course of business;

        (b)   investments in Cash Equivalents;

        (c)   Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.3(c) and (f);

        (d)   Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by Borrower or any of its Subsidiaries in Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor; and

        (e)   any purchase of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit of operation of any other Person, consented to by the Required Lenders in their sole discretion.

        6.9    Limitation on Modifications of Certain Agreements, etc.    (a) Amend its certificate of incorporation in any manner reasonably determined by the Administrative Agent to be adverse to the Lenders; or

        (b)   amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any material agreement among Borrower's shareholders in any manner determined by the Administrative Agent to be adverse to the Lenders.

        6.10    Limitation on Transactions with Affiliates.    Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than between two Loan Parties) unless such transaction is (a) otherwise not prohibited under this Agreement, (b) in the ordinary course of business of a Loan Party, and (c) upon fair and reasonable terms no less favorable than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

        6.11    Limitation on Sales and Leasebacks.    Enter into any arrangement with any Person (other than Borrower or a Loan Party) without the consent of the Administrative Agent, which shall not be unreasonably withheld, providing for the leasing by Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or such Subsidiary.

        6.12    Limitation on Changes in Fiscal Periods.    Permit the fiscal year of Borrower to end on a day other than December 31 or change Borrower's method of determining fiscal quarters.

        6.13    Limitation on Negative Pledge Clauses.    Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

        6.14    Limitation on Restrictions on Subsidiary Distributions.    Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary, (b) make Investments in Borrower or any other Subsidiary or (c) transfer any of its assets to Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

        6.15    Limitation on Lines of Business.    Enter into any business, either directly or through any Subsidiary, except for those businesses in which Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

        6.16    Limitation on Hedge Agreements.    Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

SECTION 7. EVENTS OF DEFAULT

        If any of the following events ("Event of Default") shall occur and be continuing:

        (a)   Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof, or Borrower shall fail to pay any interest on any Term Loan or any other amount payable hereunder or under any other Loan Document when due in accordance with the terms hereof or thereof; or

        (b)   Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

        (c)   Any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a) (with respect to Borrower only), Section 5.7(a) or Section 6, or in the Guarantee and Collateral Agreement; or

        (d)   Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 15 days; or

        (e)   Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $250,000; or

        (f)    (i) Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 45 days; or (iii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or part of its assets having a value of $500,000 or more that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 15 days from the entry thereof; or (iv) Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

        (g)   (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

        (h)   One or more judgments or decrees shall be entered against Borrower or any of its Subsidiaries involving for Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 15 days from the entry thereof; or

        (i)    Any of the Security Documents shall cease, for any reason, (other than by reason of the express release thereof pursuant to Section 8.10), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

        (j)    The guarantee contained in the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

        (k)   Any Change of Control shall occur; or

        (l)    An Officer Event shall occur. or

        (m)  A default or event which, which the giving of notice of passage of time would be an event of default under the Revolver occurs, whether or not a waiver or amendment annuls the default;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 8. THE ADMINISTRATIVE AGENT

        8.1    Appointment.    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

        8.2    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        8.3    Exculpatory Provisions.    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

        8.4    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Term Loan Note as the owner thereof for all purposes unless such Term Loan Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

        8.5    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        8.6    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the

Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        8.7    Indemnification.    The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Term Loan Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full, ratably in accordance with such Term Loan Percentages immediately prior to such date), for, and to save the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Term Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

        8.8    Administrative Agent in Its Individual Capacity.    The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Term Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

        8.9    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to Borrower shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

        8.10    Authorization to Release Liens and Guarantees.    The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by the Guarantee and Collateral Agreement.

SECTION 9. INCREASED COSTS, BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

        9.1    Increased Costs.    (a) If any Change in Law shall:

          (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate); or

          (ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

          (iii)  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

        (b)   Capital Requirements.    If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

        (c)   Certificates.    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 9.1(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)   Effect of Failure or Delay in Requesting Compensation.    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 9.1 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 9.1 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

        9.2    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into a Prime Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

        A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 9.2 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        9.3    Taxes.

        (a)   Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 9.3(a)), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   Payment of Other Taxes by the Borrower.    The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 9.3) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender as to the amount of such payment or liability under this Section 9.3 shall be delivered to the Borrower and shall be conclusive absent manifest error.

        (d)   Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   Non-U.S. Lenders.    Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

        9.4    Mitigation Obligations.    If any Lender requests compensation under Section 9.1, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.3, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.1 or Section 9.3, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        9.5    Illegality.    Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the "Affected Loans") until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as Prime Rate Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into Prime Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Prime Rate Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Prime Rate Loans.

SECTION 10. MISCELLANEOUS

        10.1    Amendments and Waivers.    Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan

Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

          (i)    forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Term Loan Commitment of any Lender; require additional consents to be obtained with respect to the sale or any assignment or participations of any interests of the Lenders hereunder, in each case without the consent of each Lender directly affected thereby;

          (ii)   amend, modify or waive any provision of this Section, or reduce any percentage specified in or otherwise amend or modify the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

          (iii)  amend, modify or waive any provision of Section 8, or any other provision of this Agreement affecting the rights and obligations of the Administrative Agent, without the consent of the Administrative Agent;

          (iv)  amend, modify or waive any provision of Section 2.9 without the consent of each Lender directly affected thereby; or

          (v)   amend, modify or waive any terms of this Agreement as described by Section 10.6(g).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

        10.2    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or e-mail) with a hard copy to follow, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of Borrower, the Initial Lender and the Administrative Agent, as follows, (b) in the case of a Lender which becomes a party to this Agreement pursuant to an

Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:	Global Geophysical Services, Inc. 3535 Briarpark Dr., Suite 200 Houston, Texas 77042 Attention: Craig Lindberg, Senior Vice President E-mail: craig.lindberg@globalgeophysical.com
With a copy to:
Craig Murrin Global Geophysical Services, Inc. 3535 Briarpark Dr., Suite 200 Houston, Texas 77042 E-mail: craig.murrin@globalgeophysical.com
The Administrative Agent: and Initial Lender	Guggenheim Corporate Funding, LLC 135 East 57th Street New York, New York 10022 Attention: Anthony D. Minella Telecopy: (212) 644-8107 Telephone: (212) 651-0852
With a copy to:
Guggenheim Corporate Funding, LLC 1301 McKinney, Suite 3105 Houston, Texas 77010 Attention: Tim Murray Facsimile: (713) 300-1339

provided that any notice, request or demand to or upon the Administrative Agent, the Initial Lender or any other Lender shall not be effective until received.

        10.3    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.4    Survival of Representations and Warranties.    All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

        10.5    Payment of Expenses.    Borrower agrees (a) to pay or reimburse the Initial Lender and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Term Loans and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Initial Lender and the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower or any of its Subsidiaries or any of their Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Borrower hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that (i) subject to subclause (ii) below, Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee and (ii) with respect to Indemnified Liabilities relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower or any of its Subsidiaries or any of their Properties (collectively, the "Environmental Indemnified Liabilities"), (A) prior to the Indemnitee's removal from possession of any of the Properties as a result of foreclosure, appointment of a receiver, deed in lieu of foreclosure or otherwise (collectively, the "Removal Event"), Borrower shall have no obligation hereunder to any Indemnitee with respect to Environmental Indemnified Liabilities to the extent such Environmental Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee and (B) subsequent to the Removal Event, Borrower shall have no obligation hereunder to any Indemnitee with respect to Environmental Indemnified Liabilities to the extent such Environmental Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from the negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee for any Indemnified Liabilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by Borrower pursuant to this Section shall be submitted to Borrower at the address of Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.

        10.6    Successors and Assigns; Participations and Assignments.    (a) This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Administrative Agent, all future holders of the Term Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

        (b)   Any Lender may, without the consent of Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Term Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. Borrower agrees that if amounts outstanding under this Agreement and the Term Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Term Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        (c)   Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to and consent by the Administrative Agent, at any time and from time to time assign to any Eligible Assignee or, with the consent of the Administrative Agent and Borrower (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (each, an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D (an "Assignment and Acceptance"), executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent and Borrower is required pursuant to the foregoing provisions, by the Administrative Agent and Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof) shall be in an aggregate principal amount of less than $2,500,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Administrative Agent and the Borrower, and (ii) with respect to any amounts payable under Section 2.10 or Section 2.11 that existed on the date of the assignment, the Assignee shall not be entitled to receive any greater amount pursuant to such Sections than the Assignee's Assignor would have been entitled to receive with respect to the interests, rights and obligations transferred by such Assignor to the Assignee had such assignment not occurred. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with the Term Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.10, 2.11 and 10.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. Notwithstanding any provision of this Section, the consent of Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

        (d)   The Administrative Agent shall, on behalf of Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Term Loans and any Term Loan Notes evidencing such Term Loans recorded therein for all purposes of this Agreement. Any assignment of any Term Loan, whether or not evidenced by a Term Loan Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Term Loan Note shall expressly so provide). Any assignment or transfer of all or part of a Term Loan evidenced by Term Loan Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Term Loan Note evidencing such Term Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Term Loan Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Term Loan Notes shall be returned by the Administrative Agent to Borrower marked "canceled". The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender's Term Loans) at any reasonable time and from time to time upon reasonable prior notice.

        (e)   Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to Borrower. On or prior to such effective date, Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Term Loan Note of the assigning Lender) a new Term Loan Note to the order of such Assignee in an amount equal to the Term Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Term Loan, upon request, a new Term Loan Note to the order of the Assignor in an amount equal to the Term Loan retained by it hereunder. Such new Term Loan Note or Term Loan Notes shall be dated the Closing Date and shall otherwise be in the form of the Term Loan Note or Term Loan Notes replaced thereby.

        (f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Term Loans and Term Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Term Loans and Term Loan Notes, including, without limitation, any pledge or assignment by a Lender of any Term Loan or Term Loan Note to any Federal Reserve Bank in accordance with applicable law.

        (g)   If requested by the Administrative Agent, the Borrower agrees to execute and deliver amendments or supplements to this Agreement, or additional agreements, to accommodate a restructuring of the payment to part or all of the Lenders, which may give one or more Lenders preference in terms of fees, interest, other compensation, or priority of repayment, provided that the fees and interest payable hereunder by Borrower in total to all Lenders shall not be increased as a result of such amendment, supplement or additional agreement.

        10.7    Adjustments; Set-off.    (a) If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        10.8    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and the Administrative Agent.

        10.9    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.10    Integration.    This Agreement and the other Loan Documents represent the entire agreement of Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        10.11    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        (a)   Submission To Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

        (b)   submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

        (c)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        (d)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

        (e)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

        (f)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        10.12    Acknowledgments.    Borrower hereby acknowledges that:

        (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

        (b)   neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        (c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among Borrower and the Lenders.

        10.13    Confidentiality.    Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (in which case the Administrative Agent or Lender, as applicable, shall inform Borrower promptly thereof), (f) in connection with any litigation or similar proceeding (in which case the Administrative Agent or Lender, as applicable, shall inform Borrower promptly thereof), (g) that has been publicly disclosed other than in breach of this

Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party's U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.

        10.14    Accounting Changes.    In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower's financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. "Accounting Change" refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

        10.15    WAIVERS OF JURY TRIAL.    THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        10.16    DIP Financing.    If Borrower or any of its Subsidiaries shall be subject to any event specified in clause (i) or (ii) of Section 7(f), and Borrower or any such Subsidiary desires to obtain financing under section 363 or section 364 of the Bankruptcy Code ("DIP Financing"), Borrower shall, or shall cause such Subsidiary to, promptly deliver written notice (the "DIP Notice") to the Initial Lender of its intention to seek DIP Financing and its request to engage the Initial Lender to arrange and provide such DIP Financing. The Initial Lender shall have the option, within 2 Business Days after receipt of the DIP Notice, to accept such engagement to arrange and provide the DIP Financing. If the Initial Lender accepts such engagement, Borrower shall, or shall cause such Subsidiary to, (a) negotiate in good faith on an exclusive basis with the Initial Lender the DIP Financing with market terms and conditions comparable to similar financings being made at the time, and otherwise as shall be mutually agreed, and (b) subject to applicable Requirements of Law, accept such DIP Financing offered by the Initial Lender. Notwithstanding the foregoing, the Initial Lender reserves the right not to participate in any DIP Financing, and the foregoing is not an agreement or commitment by the Initial Lender to arrange or provide the DIP Financing.

        10.17    Board Observation Rights.    After the occurrence of an Event of Default, the Required Lenders may, but shall not be required unless directed by the Required Lenders, designate one individual (the "Observer") to attend all meetings of the Board of Directors (and any committees thereof) of Borrower in a non-voting observer capacity. The Observer shall be entitled to receive all notices of meetings, reports, presentations and materials as if the Observer were a member of the Board. Borrower shall reimburse the Observer for any reasonable expenses incurred in connection with meetings of the Board of Directors and committees thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GLOBAL GEOPHYSICAL SERVICES, INC.
By:	Craig Lindberg Senior Vice President

(SIGNATURE PAGE TO TERM LOAN AGREEMENT]

GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent
By:	Name: Title:
ORPHEUS HOLDINGS LLC, as Lender and Initial Lender
By:	GUGGENHEIM INVESTMENT MANAGEMENT, LLC, its Manager
	By:	Name: Title:

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  Exhibit 10.12
  EXECUTION VERSION
TERM LOAN AGREEMENT Global Geophysical Services, Inc. as Borrower, The Several Lenders from Time to Time Parties Hereto, and GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent Dated as of May 18, 2006
TABLE OF CONTENTS
TERM LOAN AGREEMENT
RECITAL
AGREEMENT